COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS CONNECTICUT INTERMEDIATE MUNICIPAL BOND
FUND AND THE LEHMAN BROTHERS 10-YEAR MUNICIPAL
BOND INDEX

EXHIBIT A:
                    LEHMAN          DREYFUS
                   BROTHERS       CONNECTICUT
                    10-YEAR      INTERMEDIATE
                   MUNICIPAL       MUNICIPAL
  PERIOD         BOND INDEX *      BOND FUND

  6/26/92          10,000           10,000
  3/31/93          10,898           10,812
  3/31/94          11,205           11,205
  3/31/95          12,048           11,833
  3/31/96          13,116           12,672
  3/31/97          13,800           13,227
  3/31/98          15,233           14,372

* Source: Lehman Brothers